SUPPLEMENT DATED APRIL 14, 2023 TO THE PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION OF

AIP Alternative Lending Fund P, dated January 27, 2023

Effective April 5, 2023, Johan Detter has been added as a portfolio manager for the AIP Alternative Lending Fund P (the “Fund”). As such, the Fund’s Prospectus and Statement of Additional Information (“SAI”) are hereby revised as follows:

The second paragraph of the section of the Fund’s Prospectus entitled “Summary of Terms—The Investment Adviser” is hereby deleted and replaced with the following:

The day-to-day portfolio management, short-term cash management and operations of the Master Fund are the responsibility of Mark L.W. van der Zwan, Chief Investment Officer and head of the AIP Hedge Fund Team; Ken Michlitsch, Managing Director and Portfolio Manager; Jarrod Quigley, Managing Director and Portfolio Manager; and Johan Detter, Executive Director and Portfolio Manager, subject to oversight by the Board of Trustees. See “Management of the Fund and the Master Fund.”

The third paragraph of the section of the Fund’s Prospectus entitled “Management of the Fund and the Master Fund—General” is hereby deleted and replaced with the following:

The day-to-day portfolio management, short-term cash management and operations of the Master Fund are the responsibility of Mark L.W. van der Zwan, Chief Investment Officer and head of the AIP Hedge Fund Team; Ken Michlitsch, Managing Director and Portfolio Manager; Jarrod Quigley, Managing Director and Portfolio Manager; and Johan Detter, Executive Director and Portfolio Manager, subject to oversight by the Board of Trustees.

The first sentence of the section of the Fund’s Prospectus entitled “Management of the Fund and the Master Fund—Key Personnel” is hereby deleted and replaced with the following:

A “Key Person Event” shall occur when, at any time following the commencement of the Master Fund’s operations, Ken Michlitsch and any one (1) of the following key persons cease to be actively involved in the day-to-day management of the Master Fund: Mark van der Zwan, Jarrod Quigley and Johan Detter.

The biographical information contained in the section of the Fund’s Prospectus entitled “Management of the Fund and the Master Fund—Management Team” is hereby amended to add the following:

Johan Detter, CFA. Mr. Detter is an Executive Director of MSIM and founding member of the AIP Alternative Lending Group where he has spearheaded advanced quantitative credit modeling of investments. He is also a member of the Investment Committee. He has over a decade of industry experience including roles previously held at Franklin Templeton and Credit Suisse. He attended Trinity College on a full scholarship, graduated summa cum laude with a Bachelor of Science in Economics, and was inducted into Phi Beta Kappa and Pi Gamma Mu honor societies. Mr. Detter holds the Chartered Financial Analyst designation.

The table in the section of the Fund’s SAI entitled “Management of the Fund and the Master Fund—Other Accounts Managed by the Portfolio Managers” is hereby deleted and replaced with the following:

The following table shows information regarding accounts (other than the Master Fund) managed by each named portfolio manager as of September 30, 2022:

Mark L. W. van der Zwan Ken Michlitsch Jarrod Quigley Johan Detter	Number of Accounts	Total Assets in Accounts ($ billion)
Registered Investment Companies	2	$0.3
Other Pooled Investment Vehicles[1]	8	$1.7
Other Accounts[1]	103	$9.4

[1]	Of these other accounts, 56 accounts with a total of approximately $5.9 billion in assets had performance-based fees.

The table in the section of the Fund’s SAI entitled “Management of the Fund and the Master Fund—Securities Ownership of Portfolio Managers” is hereby deleted and replaced with the following:

As of September 30, 2022, the dollar range of securities beneficially owned (or held notionally through IMAP) by each portfolio manager in the Fund (or the Master Fund) is shown below:

Mark L. W. van der Zwan:	$500,001 - $1,000,000
Ken Michlitsch:	$100,001 - $500,000
Jarrod Quigley:	$100,001 - $500,000
Johan Detter:*	None

*	The information for Mr. Detter is presented as of December 31, 2022.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.